EXHIBIT 10.25

June 16th, 2014

Pablo Canales

C\Tomas Redondo, 1

28033 Madrid

Dear Pablo:

Iberdrola USA Management Corporation (the “Employer”) is pleased to confirm our offer of employment to you as Chief Financial Officer based at 52 Farm View Drive, New Gloucester, ME 04260.

The date of commencement of your employment with the employer under this contract will be August 1, 2014.

We are offering you an exempt salary of $315,000. You will be part of the Annual Incentive Program with a bonus opportunity of 45% to 90%.

You will be eligible for all of the employee benefits available to Iberdrola USA Management Corporation employees, including 5 weeks’ vacation, life insurance and CIGNA medical insurance.

In addition, you will also be eligible for the following allowances:

•	Immigration assistance (family unit)

•	Annual housing allowance: $44,400 (net)

•	Initial and return flights (family unit)

•	Temporary lodging (30 days)

•	Shipping of household/personal goods

•	Tax assistance (year 1)

•	Relocation lump sum: $5,000 (net)

If you wish to accept this offer, please confirm this to me within 10 working days by returning this offer letter signed by you.

In the meantime, should you require any further information, please do not hesitate to contact me. You may also contact Susan Greenberg for benefits related questions. Her phone number is 585-771-4479.

On behalf of Iberdrola USA Management Corporation, I would like to take this opportunity to welcome you to Iberdrola USA and wish you every success in your career with us.

Yours sincerely,

/s/ Sheri Lamoureux

Sheri Lamoureux

Vice President – Human Resources

For and on behalf of Iberdrola USA Management Corporation

The Company follows the “at will” principle of employment which provides you or the Company the opportunity to end the employment relationship at any time.

Please indicate by your signature, your acceptance of this offer:

/s/ Pablo Canales	June 24, 2014
Pablo Canales	Date